Exhibit 99.2

For Immediate Release	Contact:	Allison Raffalovich
GCI Group
512.542.2858
araffalovich@gcigroup.com

PERVASIVE SOFTWARE® NAMES JOHN FARR

PRESIDENT AND CHIEF EXECUTIVE OFFICER

Farr also joins Pervasive’s Board of Directors

AUSTIN, TEXAS—JANUARY 24, 2006 — Pervasive Software® Inc. (NASDAQ:PVSW), a global value leader in data infrastructure software, today announced that John Farr has been named president and chief executive officer and a director of the company’s board, effective January 23. Farr succeeds David Sikora, who has decided to leave the company as president and CEO and member of the Board of Directors.

“With Dave Sikora’s decision to leave Pervasive, John Farr was the natural and clear choice to succeed him as CEO of the company,” said Shelby Carter, Chairman of the Board of Directors of Pervasive Software. “Dave and John have worked closely together over the last four years to transform Pervasive from a one-product embedded database company to a business with a broad product portfolio and exciting future opportunities. John has an impressive individual track record in his career with Pervasive, which began when he joined the company more than 11 years ago. He has consistently excelled in every element of his service to Pervasive, including his most recent five years as the company’s Chief Financial Officer. The Board and I are excited to welcome John to his new role, and he has our complete confidence. The Board and I also want to publicly thank Dave for his commitment to Pervasive and wish him the best in his future endeavors.”

“The Pervasive team has made significant progress during the past four years, building a solid platform to drive the business into the future,” said Sikora, outgoing CEO of Pervasive. “With this foundation in place, this is the right time to hand over the reins to someone as capable as John. He and I have enjoyed a terrific relationship, and I’m highly confident in his ability to successfully manage the business. We’re both looking forward to working together so we can achieve a seamless and productive transition of responsibilities.”

“Pervasive is a company rich with assets – a leveragable channel with global reach, a solid balance sheet, a strong profit culture and an outstanding employee force which is highly focused on our customers’ success,” Farr said. “I am confident that, with continued hard work and focus, we will continue to add to our string of 20 consecutive profitable quarters.”

“I am especially proud to have served under Dave during his four years of guiding the company to where we are today,” Farr added. “Dave has made a significant impact on Pervasive, including the 2003 acquisition of Data Junction, establishing our India-based development operations, expansion of our product line and producing 15 consecutive profitable quarters.”

Additionally, the company is announcing that Randy Jonkers, CPA, who recently joined the company as Vice President of Finance, will serve as Pervasive’s Chief Financial Officer. Jonkers served Pervasive on a consulting basis since March 2005 prior to joining the company officially in October. Jonkers previously served in various capacities as CFO, EVP, interim CEO and Board Member of WSNet, a $60 million privately owned satellite broadcasting and equipment reseller from 1998 to 2005. Jonkers also served as CFO for Healthway Communications International Inc., a $10 million privately owned high-technology company, from 1995 to 1998; in various corporate accounting and reporting roles for Dell Computer Corporation from 1989 to 1995; as an auditor for Cooper & Lybrand from 1987 to 1989; as well as a ten-year career with the US Army as a Material Management Officer and Chief Logistics Officer. Jonkers received his BBA from The University of Texas at Austin in 1987.

About Pervasive Software

Pervasive Software is a global value leader in data infrastructure software. The company’s award-winning products enable customers to manage, integrate, analyze and secure their critical data, providing the industry’s best combination of performance, reliability and cost. Pervasive’s strength is evidenced by the size and diversity of its customer base, serving tens of thousands of customers in virtually every industry market around the world. With headquarters in Austin, Texas, Pervasive was founded in 1994 and sells its products into more than 150 countries. More information may be found on the Web at http://www.pervasive.com.

Cautionary Statement

This document contains forward-looking statements that involve risks and uncertainties concerning the company, including the company’s strategy and profitability going forward. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These risks and uncertainties include, among others, the company’s ability to attract and retain existing and/or new customers; the company’s ability to issue new products or releases of solutions that meet customers’ needs or achieve acceptance by the company’s customers; changes to current accounting policies which may have a significant, adverse impact upon the company’s financial results; the introduction of new products by competitors or the entry of new competitors; the company’s ability to preserve its key strategic relationships; the company’s ability to hire and retain key employees; and economic and political conditions in the US and abroad. All of these factors may result in significant fluctuations in the company’s quarterly operating results and/or its ability to sustain or increase its profitability. More about potential factors that could affect the company’s business and financial results is included in Pervasive’s Form 10-Q for the quarter ended September 30, 2005 and Form 10-K for the year ended June 30, 2005, which are on file with the SEC and available at the SEC’s website at www.sec.gov. Pervasive is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.

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All Pervasive brand and product names are trademarks or registered trademarks of Pervasive Software Inc. in the United States and other countries. All other marks are the property of their respective owners.